Exhibit 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS	DALLAS
77002-4995	DUBAI
HONG KONG
TEL +1	HOUSTON
713.229.1234	LONDON
FAX +1	MOSCOW
713.229.1522	NEW YORK
www.bakerbotts.	RIYADH
com	WASHINGTON
March 26, 2008
TEPPCO Partners, L.P.
1100 Louisiana Street
Suite 1600
Houston, Texas 77002
Ladies and Gentlemen:
     TEPPCO Partners, L.P., a Delaware limited partnership (the “Partnership”), TE Products Pipeline Company, LLC, a Texas limited liability company (“TE Products Pipeline”), TCTM, L.P., a Delaware limited partnership (“TCTM”), TEPPCO Midstream Companies, LLC, a Texas limited liability company (“TEPPCO Midstream”), and Val Verde Gas Gathering Company, L.P., a Delaware limited partnership (together with TE Products Pipeline, TCTM and TEPPCO Midstream, the “Subsidiary Guarantors”) have engaged us to render the opinions expressed below in connection with the offering of (i) $250,000,000 aggregate principal amount of the Partnership’s 5.90% Senior Notes due 2013 (the “2013 Notes”), (ii) $350,000,000 aggregate principal amount of the Partnership’s 6.65% Senior Notes due 2018 (the “2018 Notes”) and (iii) $400,000,000 aggregate principal amount of the Partnership’s 7.55% Senior Notes due 2038 (together with the 2013 Notes and the 2018 Notes, the “Notes”). The Notes are to be guaranteed by the Subsidiary Guarantors pursuant to the Indenture (as defined below) (the “Guarantees,” and together with the Notes, the “Securities”).
     The Partnership and the Subsidiary Guarantors (or their predecessors) have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Registration No. 333-110207) for the registration of the offer and sale of debt securities, including the Securities, and certain other securities of the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), from time to time in accordance with Rule 415 promulgated under the Securities Act (the “Registration Statement”). The prospectus dated November 3, 2003 and the accompanying prospectus supplement relating to the Securities dated March 24, 2008 (together, the “Prospectus”) have been filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act.
     The Notes are to be issued and sold pursuant to an Underwriting Agreement, dated March 24, 2008 (the “Underwriting Agreement”), among the Partnership, the Subsidiary Guarantors, the respective general partners or managing member of the Partnership and the Subsidiary Guarantors, UBS Securities LLC, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named on Schedule I thereto.
     The Securities are to be issued under the Indenture, dated as of February 20, 2002 (the “Base Indenture”), among the Partnership, as issuer, the subsidiary guarantors party thereto and U.S. Bank National Association, as successor trustee to First Union National Bank and Wachovia Bank, National Association, as amended and supplemented with respect to each series

TEPPCO Partners, L.P.	- 2 -	March 26, 2008
of Securities by the Fifth, Sixth and Seventh Supplemental Indentures thereto to be dated as of March 27, 2008 (the “Supplemental Indentures,” and the Base Indenture, as so amended and supplemented by the Supplemental Indentures, being referred to herein as the “Indenture”).
     As the basis for the opinions hereinafter expressed, we examined the following: (i) the organizational certificates, bylaws, certificate of incorporation and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, the Subsidiary Guarantors and their respective general partners or managing member; (ii) the Base Indenture; (iii) the Supplemental Indentures, in the forms filed as exhibits to the Partnership’s Current Report on Form 8-K dated March 24, 2008; (iv) the Registration Statement and the Prospectus; (v) the Underwriting Agreement; (vi) partnership and company records of the Partnership and the Subsidiary Guarantors and certificates of public officials and representatives of the Partnership and the Subsidiary Guarantors; and (vii) statutes and other instruments and documents. In making our examination, we have assumed the due execution and delivery of the Supplemental Indentures and have also assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform with the originals of such documents. In connection with this opinion, we have assumed that the Securities will be issued and sold in compliance with applicable securities laws and in the manner set forth in the Prospectus.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. The Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, and subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.
     2. When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Guarantees of the Notes included in the Indenture will constitute valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with the terms of the Indenture, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally, and subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and any implied covenants of good faith and fair dealing.

TEPPCO Partners, L.P.	- 3 -	March 26, 2008
     We limit the opinions we express above in all respects to matters of the applicable laws of the State of New York.
     We hereby consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K dated March 24, 2008. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the provisions of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks as of the date hereof, and we disclaim any obligation to update it.

Very truly yours,

/s/ Baker Botts L.L.P.

PFP/CT/KC